Exhibit 99.1

FOR IMMEDIATE RELEASE

PLEASE CONTACT:

Chad L. Stephens

405.948.1560

Website: www.phxmin.com

PHX MINERALS INC.

REPORTS FIRST QUARTER 2021 RESULTS

OKLAHOMA CITY, Feb. 8, 2021 – PHX MINERALS INC., “PHX” or the “Company,” (NYSE: PHX), today reported financial and operating results for the first quarter ended Dec. 31, 2020.

SUMMARY OF RESULTS FOR THE PERIOD ENDED DEC. 31, 2020, AND SUBSEQUENT EVENTS

•	Production volumes for the first fiscal quarter of 2021 were 2,074 Mmcfe, up from 2,038 Mmcfe in the fourth fiscal quarter of 2020 and down from 2,278 Mmcfe in the first fiscal quarter of 2020.
•	Net loss in the first fiscal quarter of 2021 was $0.6 million, or $0.03 per share, as compared to net income of $1.9 million, or $0.11 per share, in the first fiscal quarter of 2020.
•

Adjusted EBITDA excluding gain on asset sales(1) for the first quarter of 2021 was $2.7 million, up from $2.0 million in the fourth fiscal quarter of 2020 and down from $3.9 million in the first fiscal quarter of 2020.

•	Reduced total debt 6% from $28.8 million, as of Sept. 30, 2020, to $27.0 million, as of Dec. 31, 2020. Total debt was further reduced to $26.0 million as of Feb. 1, 2021.
•

On Oct. 8, 2020, the Company closed on the previously announced purchase of 297 net royalty acres in Grady County, Okla., and 237 net mineral acres (398 net royalty acres) in Harrison, Panola and Nacogdoches Counties, Texas, for consideration of $5.5 million and 153,375 shares of PHX common stock.

•

On Nov. 12, 2020, and Dec. 17, 2020, the Company completed two additional acquisitions totaling 223 net mineral acres (326 net royalty acres) in San Augustine, Texas targeting the Haynesville play for a total of $1.75 million.

•	Debt to adjusted EBITDA (TTM) (1) ratio was 2.99x at Dec. 31, 2020.
•	Approved payment of a one cent per share dividend payable on March 5, 2021, to stockholders of record on Feb. 19, 2021.

Chad L. Stephens, President and CEO, commented, “Our first quarter of 2021 was much improved over the fourth quarter of 2020 with adjusted EBITDA excluding gain on asset sales(1) increasing by 37% and debt decreasing by 6%, or $1.8 million. Since the end of our first quarter, we have further reduced our debt by an additional $1.0 million, from $27.0 million to $26.0 million. Our results reflect a very strong quarter for PHX and an improving energy sector. I am very pleased with the high level at which our team is performing. During the quarter, we closed on $7.3 million of previously announced producing mineral acquisitions using proceeds from our equity offering completed in September 2020. This exhibits our stated strategy of acquiring producing minerals in the core of our focus areas with line-of-sight development opportunities. We are excited about additional opportunities we are seeing that we believe could further drive an increase in shareholder value, and we look forward to keeping you updated on our continued progress.”

(1)	This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

PHX Minerals Inc.

Reports First Quarter 2021 Results …cont.

OPERATING HIGHLIGHTS

	First Quarter Ended	First Quarter Ended
	Dec. 31, 2020	Dec. 31, 2019
Mcfe Sold	2,074,334	2,278,487
Average Sales Price per Mcfe	$3.10	$3.33
Gas Mcf Sold	1,475,456	1,647,827
Average Sales Price per Mcf	$2.34	$2.13
Oil Barrels Sold	58,675	65,880
Average Sales Price per Barrel	$39.90	$52.60
NGL Barrels Sold	41,138	39,230
Average Sales Price per Barrel	$15.20	$15.67

FINANCIAL HIGHLIGHTS

	First Quarter Ended	First Quarter Ended
	Dec. 31, 2020	Dec. 31, 2019
Working Interest Sales	$3,907,524	$4,684,737
Royalty Interest Sales	$2,517,455	$2,909,101
Natural Gas, Oil and NGL Sales	$6,424,979	$7,593,838

Lease Bonuses and Rental Income	$1,433	$527,699
Total Revenue	$6,192,644	$10,576,531

LOE per Mcfe	$0.48	$0.52
Transportation, Gathering and Marketing per Mcfe	$0.62	$0.61
Production Tax per Mcfe	$0.13	$0.14
G&A Expense per Mcfe	$0.83	$0.98
Interest Expense per Mcfe	$0.15	$0.16
DD&A per Mcfe	$1.09	$1.30
Total Expense per Mcfe	$3.30	$3.71

Net Income (Loss)	$(596,720)	$1,892,114
Adj. Pre-Tax Net Income (Loss) (1)	$201,630	$3,865,781
Adjusted EBITDA (1)	$2,764,177	$7,192,147

Cash Flow from Operations	$471,381	$2,098,441
CapEx - Drilling & Completing	$128,083	$105,265
CapEx - Mineral Acquisitions	$7,869,746	$10,172,594

Borrowing Base	$30,000,000	$70,000,000
Debt	$27,000,000	$35,000,000
Debt/Adjusted EBITDA (TTM) (1)	2.99	1.18

(1)	This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

FIRST QUARTER 2021 RESULTS

The Company recorded a first quarter 2021 net loss of $596,720, or $0.03 per share, as compared to net income of $1,892,114, or $0.11 per share, in the first quarter 2020. The decrease was principally the result of decreased natural gas, oil and NGL sales, decreased gain on asset sales and decreased lease bonuses and rental income, partially offset by a decrease in general and administrative expenses (G&A), lease operating expenses (LOE), transportation, gathering and marketing expenses, production taxes, depreciation, depletion and amortization (DD&A) and changes in tax provision (benefit).

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PHX Minerals Inc.

Reports First Quarter 2021 Results …cont.

Natural gas, oil and NGL revenue decreased $1,168,859, or 15%, for the first quarter 2021 compared to the corresponding 2020 quarter due to decreases in oil and NGL prices of 24% and 3%, respectively, and decreases in natural gas and oil volumes of 10% and 11%, respectively.

The decrease in oil production was primarily due to postponement of workovers due to prevailing economic conditions, as well as naturally declining production in high interest wells in the Eagle Ford play. This decrease was partially offset by new wells brought online in the SCOOP and STACK plays. The increase in NGL production was primarily attributable to increased production on high interest wells in liquid-rich gas areas of the STACK play. Natural gas volumes decreased as a result of naturally declining production in the Fayetteville Shale, Arkoma Stack and STACK plays, as well as production downtime in high-interest wells and curtailments in response to market conditions in the Arkoma Stack and STACK plays.

The Company had a net loss on derivative contracts of $254,036 in the 2021 quarter as compared to a net loss of $817,894 in the 2020 quarter. The net loss on derivative contracts in both periods was principally due to the natural gas and oil collars and fixed price swaps being less beneficial in relation to their respective contracted volumes and prices at the beginning of the periods.

The 11% decrease in total cost per Mcfe in the 2021 quarter relative to the 2020 quarter was primarily driven by a decrease in DD&A. DD&A decreased $695,052, or 24%, in the 2021 quarter to $1.09 per Mcfe as compared to $1.30 per Mcfe in the 2020 quarter. $265,399 of the decrease was a result of production decreasing 9% in the 2021 quarter. Also, DD&A decreased $429,653 as a result of a $0.21 decrease in the DD&A rate per Mcfe. The rate decrease was mainly due to impairments taken at the end of both fiscal 2019 and the 2020 second quarter, which lowered the basis of the assets. The rate decrease was partially offset by lower natural gas, oil and NGL prices utilized in the reserve calculations during the 2021 quarter, as compared to prices used for the 2020 quarter, shortening the economic life of wells.

OPERATIONS UPDATE

During the quarter ended Dec. 31, 2020, we converted seven gross and 0.02 net wells in progress to producing wells. Our inventory of wells in progress increased to 120 gross wells and 0.62 net wells.

			Bakken/
			Three	Arkoma
	SCOOP	STACK	Forks	Stack	Permian	Fayetteville	Haynesville	Other	Total
Gross Wells in Progress on PHX Acreage:
As of 9/30/20	46	31	5	1	4	-	-	7	94
Net Change	-1	1	-	1	-	-	25	-	26
As of 12/31/20	45	32	5	2	4	-	25	7	120
Net Wells in Progress on PHX Acreage:
As of 9/30/20	0.09	0.16	-	-	0.14	-	-	0.07	0.46
Net Change	-	-	-	-	-	-	0.16	-	0.16
As of 12/31/20	0.09	0.16	-	-	0.14	-	0.16	0.07	0.62
Gross Active Permits on PHX Acreage:
As of 9/30/20	31	22	25	10	-	-	-	18	106
Net Change	-2	-7	-15	-3	-	-	-	-5	-32
As of 12/31/20	29	15	10	7	-	-	-	13	74

As of 12/31/20:
Rigs Present on PHX Acreage	2	-	-	-	-	-	-	1	3
Rigs Within 2.5 Miles of PHX Acreage	7	5	1	1	5	-	8	3	30

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PHX Minerals Inc.

Reports First Quarter 2021 Results …cont.

Leasing Activity

During the first quarter of fiscal 2021, the Company leased two net mineral acres for an average bonus payment of $100 per net mineral acre and an average royalty of 19%.

			Bakken/
			Three	Arkoma
	SCOOP	STACK	Forks	Stack	Permian	Fayetteville	Haynesville	Other	Total
During Three Months Ended 12/31/20:
Net Mineral Acres Leased	-	-	-	-	-	-	-	2	2
Average Bonus per Net Mineral Acre	-	-	-	-	-	-	-	$100	$100
Average Royalty per Net Mineral Acre	-	-	-	-	-	-	-	19%	19%

ACQUISITION AND DIVESTITURE UPDATE

During the first quarter of fiscal 2021, the Company purchased 1,021 net royalty acres at an average price of $7,115.

			Bakken/
			Three	Arkoma
	SCOOP	STACK	Forks	Stack	Permian	Fayetteville	Haynesville	Other	Total
During Three Months Ended 12/31/20:
Net Mineral Acres Purchased	-	-	-	-	-	-	460	-	460
Net Royalty Acres Purchased	297	-	-	-	-	-	724	-	1,021
Price per Net Royalty Acre	$6,826	-	-	-	-	-	$7,234	-	$7,115
Net Mineral Acres Sold	-	-	-	-	-	-	-	-	-
Net Royalty Acres Sold	-	-	-	-	-	-	-	-	-
Price per Net Royalty Acre	-	-	-	-	-	-	-	-	-

FIRST QUARTER EARNINGS CALL

PHX will host a conference call to discuss first quarter results at 5:00 p.m. EST on Feb. 8, 2021. Management’s discussion will be followed by a question and answer session with investors. To participate on the conference call, please dial 888-506-0062 (domestic) or 973-528-0011 (international). A replay of the call will be available for seven days after the call. The number to access the replay of the conference call is 877-481-4010 and the PIN for the replay is 39440.

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PHX Minerals Inc.

Reports First Quarter 2021 Results …cont.

FINANCIAL RESULTS

Statements of Operations

	Three Months Ended Dec. 31,
	2020	2019
Revenues:
Natural gas, oil and NGL sales	$6,424,979	$7,593,838
Lease bonuses and rental income	1,433	527,699
Gains (losses) on derivative contracts	(254,036)	(817,894)
Gain on asset sales	20,268	3,272,888
	$6,192,644	10,576,531
Costs and expenses:
Lease operating expenses	1,004,412	1,181,671
Transportation, gathering and marketing	1,280,965	1,383,001
Production taxes	276,026	327,281
Depreciation, depletion and amortization	2,260,649	2,955,701
Interest expense	301,898	370,665
General and administrative	1,731,097	2,223,028
Other expense (income)	3,317	(10,930)
	6,858,364	8,430,417
Income (loss) before provision (benefit) for income taxes	(665,720)	2,146,114

Provision (benefit) for income taxes	(69,000)	254,000

Net income (loss)	$(596,720)	$1,892,114

Basic and diluted earnings (loss) per common share	$(0.03)	$0.11

Basic and diluted weighted average shares outstanding:
Common shares	22,378,146	16,339,673
Unissued, directors' deferred compensation shares	178,090	180,864
	22,556,236	16,520,537

Dividends declared per share of
common stock and paid in period	$0.01	$0.04

Dividends declared per share of
common stock and to be paid in quarter ended March 31	$0.01	$0.04

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PHX Minerals Inc.

Reports First Quarter 2021 Results …cont.

Balance Sheets

	Dec. 31, 2020	Sept. 30, 2020
Assets
Current assets:
Cash and cash equivalents	$1,163,818	$10,690,395
Natural gas, oil, and NGL sales receivables (net of	3,793,159	2,943,220
allowance for uncollectable accounts)
Refundable income taxes	3,817,772	3,805,227
Other	1,195,774	351,088
Total current assets	9,970,523	17,789,930

Properties and equipment at cost, based on
successful efforts accounting:
Producing natural gas and oil properties	329,648,805	324,886,491
Non-producing natural gas and oil properties	22,101,506	18,993,814
Other	582,444	582,444
	352,332,755	344,462,749
Less accumulated depreciation, depletion and amortization	(265,704,923)	(263,590,801)
Net properties and equipment	86,627,832	80,871,948

Operating lease right-of-use assets	670,065	690,316
Other, net	630,429	669,641
Total assets	$97,898,849	$100,021,835

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$536,972	$997,637
Derivative contracts, net	1,189,277	281,942
Current portion of operating lease liability	149,922	127,108
Accrued liabilities and other	1,254,061	1,297,363
Short-term debt	-	1,750,000
Total current liabilities	3,130,232	4,454,050

Long-term debt	27,000,000	27,000,000
Deferred income taxes, net	1,260,007	1,329,007
Asset retirement obligations	2,919,495	2,897,522
Derivative contracts, net	385,720	425,705
Operating lease liability, net of current portion	867,509	921,625

Stockholders' equity:
Class A voting common stock, $0.01666 par value; 24,000,500
shares authorized; 22,800,681 issued at Dec. 31, 2020, and
22,647,306 issued at Sept. 30, 2020	379,859	377,304
Capital in excess of par value	10,678,906	10,649,611
Deferred directors' compensation	1,918,534	1,874,007
Retained earnings	55,192,444	56,244,100
	68,169,743	69,145,022
Less treasury stock, at cost; 390,267 shares at Dec. 31,
2020, and 411,487 shares at Sept. 30, 2020	(5,833,857)	(6,151,096)
Total stockholders' equity	62,335,886	62,993,926
Total liabilities and stockholders' equity	$97,898,849	$100,021,835

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PHX Minerals Inc.

Reports First Quarter 2021 Results …cont.

Condensed Statements of Cash Flows

	Three months ended Dec. 31,
	2020	2019
Operating Activities
Net income (loss)	$(596,720)	$1,892,114
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	2,260,649	2,955,701
Provision for deferred income taxes	(69,000)	658,000
Gain from leasing fee mineral acreage	(232)	(523,384)
Proceeds from leasing fee mineral acreage	232	537,777
Net (gain) loss on sale of assets	(30,862)	(3,272,888)
Directors' deferred compensation expense	44,527	86,213
Total (gain) loss on derivative contracts	254,036	817,894
Cash receipts (payments) on settled derivative contracts	613,314	901,773
Restricted stock awards	122,978	148,515
Other	14,387	8,896
Cash provided (used) by changes in assets and liabilities:
Natural gas, oil and NGL sales receivables	(813,167)	56,160
Other current assets	(676,620)	(407,610)
Accounts payable	(398,556)	(73,831)
Income taxes receivable	(12,545)	(412,073)
Other non-current assets	30,958	1,090
Accrued liabilities	(271,998)	(1,275,906)
Total adjustments	1,068,101	206,327
Net cash provided by operating activities	471,381	2,098,441

Investing Activities
Capital expenditures	(128,083)	(105,265)
Acquisition of minerals and overrides	(7,869,746)	(10,172,594)
Proceeds from sales of assets	-	3,376,049
Net cash provided (used) by investing activities	(7,997,829)	(6,901,810)

Financing Activities
Borrowings under Credit Facility	-	4,774,297
Payments of loan principal	(1,750,000)	(5,199,297)
Net proceeds from equity issuance	(24,242)	-
Purchase of treasury stock	-	(7,635)
Payments of dividends	(225,887)	(655,980)
Net cash provided (used) by financing activities	(2,000,129)	(1,088,615)

Increase (decrease) in cash and cash equivalents	(9,526,577)	(5,891,984)
Cash and cash equivalents at beginning of period	10,690,395	6,160,691
Cash and cash equivalents at end of period	$1,163,818	$268,707

Supplemental Schedule of Noncash Investing and Financing Activities

Dividends declared and unpaid	$229,049	$663,919
Additions to asset retirement obligations	$-	$4

Gross additions to properties and equipment	$7,986,350	$10,164,680
Equity offering used for acquisitions	(250,000)	-
Net (increase) decrease in accounts payable for properties
and equipment additions	261,479	113,179
Capital expenditures and acquisitions	$7,997,829	$10,277,859

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PHX Minerals Inc.

Reports First Quarter 2021 Results …cont.

Derivative Contracts as of Feb. 4, 2021

Period				Collar Average	Collar Average
(Calendar Year)	Product	Volume Mcf/Bbl	Swap Price	Floor Price	Ceiling Price
2021	Natural Gas	2,451,000		$2.34	$3.04
2021	Natural Gas	1,317,000	$2.80
2022	Natural Gas	1,942,500		$2.42	$3.14
2022	Natural Gas	125,500	$2.70

2021	Crude Oil	44,500		$36.74	$44.85
2021	Crude Oil	103,000	$39.00
2022	Crude Oil	59,500		$38.77	$49.61
2022	Crude Oil	59,000	$41.51

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our financial statements. These measures, detailed below, are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

Adjusted EBITDA Reconciliation

Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for impairment, depreciation, depletion and amortization of properties and equipment, including amortization of other assets, provision (benefit) for income taxes and unrealized (gains) losses on derivative contracts. Adjusted EBITDA is not a measure of financial performance under GAAP. We have included a presentation of adjusted EBITDA because we recognize that certain investors consider adjusted EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. Adjusted EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to adjusted EBITDA for the periods indicated:

	First Quarter Ended	First Quarter Ended
	Dec. 31, 2020	Dec. 31, 2019
Net Income (Loss)	$(596,720)	$1,892,114
Plus:
Unrealized (gains) losses on derivatives	867,350	1,719,667
Income Tax Expense (Benefit)	(69,000)	254,000
Interest Expense	301,898	370,665
DD&A	2,260,649	2,955,701
Impairment	-	-
Adjusted EBITDA	$2,764,177	$7,192,147

Adjusted EBITDA Excluding Gain on Asset Sales Reconciliation

Adjusted EBITDA excluding gain on asset sales is defined as the adjusted EBITDA less gains on asset sales. We have included a presentation of adjusted EBITDA excluding gain on asset sales because we recognize that certain investors consider this amount a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. The adjusted EBITDA excluding gain on asset sales has limitations and should not be considered in isolation or as a substitute for net income,

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PHX Minerals Inc.

Reports First Quarter 2021 Results …cont.

operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted EBITDA excluding gain on asset sales may not be comparable to a similarly titled measure of other companies. The following table provides a presentation of net income (loss) to adjusted EBITDA and of the resulting adjusted EBITDA excluding gain on asset sales for the periods indicated:

	First Quarter Ended	First Quarter Ended	Fourth Quarter Ended
	Dec. 31, 2020	Dec. 31, 2019	Sep. 30, 2020
Net Income (Loss)	$(596,720)	$1,892,114	$(1,834,122)
Plus:
Unrealized (gains) losses on derivatives	867,350	1,719,667	2,387,158
Income Tax Expense (Benefit)	(69,000)	254,000	(678,060)
Interest Expense	301,898	370,665	328,359
DD&A	2,260,649	2,955,701	2,519,996
Adjusted EBITDA	$2,764,177	$7,192,147	$2,723,331

Gain on asset sales	20,268	3,272,888	721,440
Adjusted EBITDA excluding Gain on asset sales	$2,743,909	$3,919,259	$2,001,891

Debt/Adjusted EBITDA (TTM) Reconciliation

Debt/adjusted EBITDA (TTM) is defined as the ratio of long-term debt to adjusted EBITDA on a trailing 12-month (“TTM”) basis. We have included a presentation of debt/adjusted EBITDA (TTM) because we recognize that certain investors consider such ratio a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. The debt/adjusted EBITDA (TTM) ratio has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of debt/adjusted EBITDA (TTM) may not be comparable to a similarly titled measure of other companies. The following table provides a presentation of net income (loss) to adjusted EBITDA on a TTM basis, and of the resulting debt/adjusted EBITDA (TTM) ratio:

	TTM Ended	TTM Ended
	Dec. 31, 2020	Dec. 31, 2019
Net Income (Loss)	$(26,440,871)	$(51,588,764)
Plus:
Unrealized (gains) losses on derivatives	2,349,474	2,017,688
Income Tax Expense (Benefit)	(8,612,000)	(16,798,000)
Interest Expense	1,218,021	1,827,084
DD&A	10,618,731	17,338,598
Impairment	29,904,528	76,824,337
Adjusted EBITDA	$9,037,883	$29,620,943

Debt	$27,000,000	$35,000,000
Debt/Adjusted EBITDA	2.99	1.18

Adjusted Pre-Tax Net Income (Loss) Reconciliation

Adjusted pre-tax net income (loss) is defined as net income (loss) plus provision for impairment, provision (benefit) for income taxes and unrealized (gains) losses on derivative contracts. We have included a presentation of adjusted pre-tax net income (loss) because we recognize that certain investors consider adjusted pre-tax net income (loss) a useful means of evaluating our financial performance. Adjusted pre-tax net income (loss) has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted pre-tax net income (loss) may not be comparable to a similarly

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PHX Minerals Inc.

Reports First Quarter 2021 Results …cont.

titled measure of other companies. The following table provides a reconciliation of net income (loss) to adjusted pre-tax net income (loss) for the periods indicated:

	First Quarter Ended	First Quarter Ended
	Dec. 31, 2020	Dec. 31, 2019
Net Income (Loss)	$(596,720)	$1,892,114
Plus:
Unrealized (gains) losses on derivatives	867,350	1,719,667
Income Tax Expense (Benefit)	(69,000)	254,000
Adjusted Pre-Tax Net Income (Loss)	$201,630	$3,865,781

PHX Minerals Inc. (NYSE: PHX) Oklahoma City-based, PHX Minerals Inc. is a natural gas and oil mineral company with a strategy to proactively grow its mineral position in our core areas of focus. PHX owns approximately 253,000 net mineral acres principally located in Oklahoma, Texas, North Dakota, New Mexico and Arkansas. Approximately 71% of this mineral count is unleased and undeveloped. Additional information on PHX can be found at www.phxmin.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipates,” “plans,” “estimates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect the Company’s current views about future events. Forward-looking statements may include, but are not limited to, statements relating to: our ability to execute our business strategies; the volatility of realized natural gas and oil prices; the level of production on our properties; estimates of quantities of natural gas, oil and NGL reserves and their values; general economic or industry conditions; legislation or regulatory requirements; conditions of the securities markets; our ability to raise capital; changes in accounting principles, policies or guidelines; financial or political instability; acts of war or terrorism; title defects in the properties in which we invest; and other economic, competitive, governmental, regulatory or technical factors affecting our properties, operations or prices. Although the Company believes the expectations reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the Company’s management. Information concerning these risks and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on the Company's website or the SEC’s website at www.sec.gov.

Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

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